SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 13, 2010

THE EMPIRE DISTRICT ELECTRIC COMPANY

(Exact name of registrant as specified in charter)

Kansas

(State or other jurisdiction of incorporation)

1-3368	44-0236370
(Commission File Number)	(IRS Employer Identification Number)

602 Joplin Street, Joplin, Missouri	64801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (417) 625-5100

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 — OTHER EVENTS

Item 8.01                Other Events.

As we have previously disclosed, Empire has a 12% ownership interest in Iatan No 2, an 850 megawatt coal-fired electric generating unit currently under construction. Kansas City Power & Light (KCP&L), the operator and construction manager of the facility, had previously announced a late summer 2010 anticipated in-service date for Iatan No. 2. Today, however, KCP&L announced that, due to construction delays and unusually cold weather, it currently anticipates that the in-service date of Iatan No. 2 will shift approximately two months into the fall of 2010.

KCP&L also announced that, as the Iatan No. 2 project moves into the startup phase, it has commenced a cost and schedule reforecast process for Iatan No. 2. KCP&L notes that the results will be disclosed when the process is completed, which it currently projects to be in the second half of the first quarter of 2010. Additionally, KCP&L also stated that it presently believes there will be no material increase in the estimated construction cost range of Iatan No. 2.

Based on a late summer in-service date, we had expected base rates reflecting our investment to be in effect in late 2010, as we filed a request with the Missouri Public Service Commission on October 29, 2009 for an annual increase in base rates for our Missouri electric customers in the amount of $68.2 million, or 19.6%. Consistent with our prior disclosure, as a result of this delay in the project, we expect that the timing of receipt of the increase in base rates associated with Iatan No. 2 will be delayed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE EMPIRE DISTRICT ELECTRIC COMPANY

By	/s/ Gregory A. Knapp
	Name:	Gregory A. Knapp
	Title:	Vice President – Finance and Chief Financial Officer

Dated: January 13, 2010